Exhibit 99.1

RPM REPORTS FISCAL 2015 FIRST-QUARTER RESULTS

•	Sales increase 3%

•	Diluted earnings per share off 5% versus prior-year results

•	Performance anticipated due to tough prior-year comparisons

•	Full-year EPS guidance maintained at 9% to 11% growth in diluted earnings per share

Medina, Ohio – October 8, 2014 – RPM International Inc. (NYSE: RPM) today said that unusually strong performance in its prior-year first quarter dampened comparative results for the fiscal 2015 first quarter ended August 31, 2014, but that the company is maintaining its full-year earnings guidance for fiscal 2015 issued July 28, 2014. Full-year guidance for the fiscal year ending May 31, 2015 anticipates growth in diluted earnings per share of 9% to 11%, or a range of $2.38 to $2.42 per diluted share.

First-Quarter Results

Fiscal 2015 first-quarter net sales of $1.204 billion increased 3.4% over the $1.165 billion reported a year ago. RPM’s consolidated earnings before interest and taxes (EBIT) declined 0.2% to $163.7 million from $164.0 million reported in the fiscal 2014 first quarter. First-quarter net income declined 3.9% to $99.1 million from $103.1 million in the year-ago period, and diluted earnings per share declined 5.2% to $0.73 from $0.77 in the fiscal 2014 first quarter.

“As we announced in an 8-K filing on September 4, 2014, we anticipate that quarterly results during fiscal 2015 will follow a different pattern compared to fiscal 2014, particularly in the first quarter. During last year’s first quarter, our Synta and Kirker subsidiaries had exceptionally strong performance due to highly successful new product introductions and distribution expansion since being acquired by RPM,” stated Frank C. Sullivan, chairman and chief executive officer. “We expect to resume improved financial performance for the remainder of this fiscal year.”

Non-recurring costs in this year’s first quarter totaled $5.6 million pre-tax, and were related primarily to legal expenses incurred in conjunction with a Securities and Exchange Commission investigation of timing of expense accruals in the 2013 fiscal year, which did not affect full-year earnings, along with the proposed Specialty Products Holding Corp. (SPHC) settlement, and a voluntary self-disclosure agreement with the state of Delaware for unclaimed property.

First-Quarter Segment Sales and Earnings

RPM’s consumer segment, which includes both the Kirker and Synta business units, reported a 0.8% decrease in sales to $430.0 million from $433.4 million in the fiscal 2014 first quarter. Organic sales declined 2.0%, including favorable foreign exchange of 0.1%, while acquisition growth contributed 1.2%. Consumer segment EBIT declined 7.3% to $76.7 million from $82.7 million in the fiscal 2014 first quarter.

“While performance for both Kirker and Synta during the first quarter of fiscal 2015 was down significantly from the prior year, the balance of our consumer segment showed a sales increase in the mid-single digits, with EBIT growth in the mid-teens, which is consistent with continued market share gains, and the recovery in the U.S. housing market,” stated Sullivan. “Clearly, the tough comparisons to last year for Synta and Kirker had a significant impact on the segment’s overall performance this quarter.”

RPM Reports Fiscal 2015 First-Quarter Results

October 8, 2014

The company’s industrial segment net sales improved 5.8%, to $773.9 million from $731.2 million reported a year ago, with 4.5% in organic growth, including 0.1% in favorable foreign exchange, while acquisitions added 1.3%. Industrial segment EBIT grew 5.0% to $105.1 million from $100.1 million in the fiscal 2014 first quarter.

“We continue to see improvement in the U.S. commercial construction market, which is reflected in solid sales growth in concrete admixtures, commercial sealants and industrial and commercial polymer flooring. In Europe, growth has been more modest in comparison to the rebound in performance last year, as anticipated,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2015 first quarter, cash from operations was a negative $125.2 million compared to a negative $129.5 million a year ago. Capital expenditures were $12.1 million in the quarter, compared to $10.7 million in the year-ago period. Depreciation was $15.0 million during the first quarter of fiscal 2015, compared to $14.4 million for the same period last year.

Total debt at August 31, 2014 of $1.5 billion compares to $1.4 billion at May 31, 2014 and $1.4 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 46.6%, versus 49.1% at the end of last year’s first quarter and 42.4% at the end of the prior fiscal year. Liquidity, including cash, was $893 million, compared to $896 million a year ago and $1.1 billion at May 31, 2014.

“RPM’s strong cash and liquidity position enables us to continue our support of a growing cash dividend, our acquisition program, and the first installment of $450 million to fund the 524(g) trust as part of the SPHC settlement anticipated later this fiscal year,” Sullivan stated. “RPM’s debt-to-total capital ratio remains within our traditional range, and we continue to pursue acquisitions that complement our core growth strategies.”

SPHC Files Plan of Reorganization

On September 26, 2014, SPHC filed its plan of reorganization in Delaware Bankruptcy Court. The plan memorializes the settlement in principle reached with representatives of current and future asbestos claimants. The financial terms of that settlement were previously disclosed in an investor communication of July 28, 2014. As previously reported, on the effective date of the plan, a trust will be established to resolve all current and future Bondex asbestos claims, an injunction will be issued by the court that will permanently protect SPHC, RPM International Inc., their affiliates, and other parties from current and future asbestos claims, and SPHC will emerge from bankruptcy and will be reconsolidated with RPM. RPM currently anticipates that the plan’s effective date and the reconsolidation of SPHC’s financial results will occur in RPM’s fiscal 2015 third quarter (December 2014 – February 2015), but the actual timeline could change based on a variety of factors beyond the control of SPHC and RPM. The impact of the completion of this transaction on RPM’s 2015 fiscal year will be dependent on specific timing and related transaction costs. On an annualized basis, SPHC has revenues of approximately $400 million.

“We look forward to plan confirmation for SPHC and its emergence from bankruptcy. While the amounts required to fund a 524(g) trust are substantial from a financial perspective, this transaction will be good for RPM shareholders, both in terms of our ongoing operations and as a process which will bring finality to the Bondex asbestos liability. On a reconsolidated basis, excluding estimated transaction costs, we believe that RPM will be in a position to deliver $2.70 to $2.90 in diluted earnings per share for the fiscal year ending May 31, 2016. We hope to be in a position to provide greater detail on both the impact of the SPHC reconsolidation on fiscal 2015 and our guidance for fiscal 2016 when we talk to investors during our second quarter earnings conference call in January 2015,” stated Sullivan.

RPM Reports Fiscal 2015 First-Quarter Results

October 8, 2014

Business Outlook

“Our full-year outlook for fiscal 2015 remains the same as previously announced, with industrial sales increasing 6% to 8%, consumer sales increasing 5% to 7% and consolidated sales increasing 6% to 8%, which is expected to translate into net income and diluted earnings per share growth over the prior year of 9% to 11%, or $2.38 to $2.42,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 877-546-5018 or 857-244-7550 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EDT today until 11:59 p.m. EDT on October 15, 2014. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 15887974. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2014, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended
	August 31,
	2014	2013
Net Sales	$1,203,896	$1,164,674
Cost of sales	695,503	665,602

Gross profit	508,393	499,072
Selling, general & administrative expenses	346,525	335,459
Interest expense	19,415	20,725
Investment (income), net	(3,803)	(3,894)
Other (income), net	(1,822)	(434)

Income before income taxes	148,078	147,216
Provision for income taxes	43,239	40,327

Net income	104,839	106,889
Less: Net income attributable to noncontrolling interests	5,760	3,791

Net income attributable to RPM International Inc. Stockholders	$99,079	$103,098

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.74	$0.78

Diluted	$0.73	$0.77

Average shares of common stock outstanding - basic	130,094	129,344

Average shares of common stock outstanding - diluted	135,032	130,294

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,
	2014	2013
Net Sales:
Industrial Segment	$773,886	$731,226
Consumer Segment	430,010	433,448

Total	$1,203,896	$1,164,674

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$102,464	$97,581
Interest (Expense), Net (b)	(2,633)	(2,534)

EBIT (c)	$105,097	$100,115

Consumer Segment
Income Before Income Taxes (a)	$76,669	$82,717
Interest (Expense), Net (b)	(8)	39

EBIT (c)	$76,677	$82,678

Corporate/Other
(Expense) Before Income Taxes (a)	$(31,055)	$(33,082)
Interest (Expense), Net (b)	(12,971)	(14,336)

EBIT (c)	$(18,084)	$(18,746)

Consolidated
Income Before Income Taxes (a)	$148,078	$147,216
Interest (Expense), Net (b)	(15,612)	(16,831)

EBIT (c)	$163,690	$164,047

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	August 31, 2014	August 31, 2013	May 31, 2014
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$225,025	$204,903	$332,868
Trade accounts receivable	976,084	891,002	901,587
Allowance for doubtful accounts	(29,197)	(29,082)	(27,641)

Net trade accounts receivable	946,887	861,920	873,946
Inventories	628,463	572,148	613,644
Deferred income taxes	22,251	38,427	22,281
Prepaid expenses and other current assets	216,848	172,410	219,556

Total current assets	2,039,474	1,849,808	2,062,295

Property, Plant and Equipment, at Cost	1,193,599	1,126,641	1,191,676
Allowance for depreciation and amortization	(664,064)	(641,494)	(658,871)

Property, plant and equipment, net	529,535	485,147	532,805

Other Assets
Goodwill	1,152,318	1,108,387	1,147,374
Other intangible assets, net of amortization	460,579	461,717	459,536
Deferred income taxes, non-current	7,882	5,643	7,943
Other	156,934	158,052	168,412

Total other assets	1,777,713	1,733,799	1,783,265

Total Assets	$4,346,722	$4,068,754	$4,378,365

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$408,961	$394,138	$525,680
Current portion of long-term debt	1,677	4,537	5,662
Accrued compensation and benefits	102,335	108,248	173,846
Accrued loss reserves	19,016	26,966	27,487
Other accrued liabilities	223,012	226,287	204,411

Total current liabilities	755,001	760,176	937,086

Long-Term Liabilities
Long-term debt, less current maturities	1,476,349	1,419,607	1,345,965
Other long-term liabilities	428,576	423,321	466,659
Deferred income taxes	52,428	41,923	50,061

Total long-term liabilities	1,957,353	1,884,851	1,862,685

Total liabilities	2,712,354	2,645,027	2,799,771

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,511; 132,923; 133,273)	1,335	1,329	1,333
Paid-in capital	796,041	770,726	790,102
Treasury stock, at cost	(90,095)	(76,497)	(85,400)
Accumulated other comprehensive (loss)	(171,829)	(174,909)	(156,882)
Retained earnings	900,782	741,035	833,691

Total RPM International Inc. stockholders’ equity	1,436,234	1,261,684	1,382,844
Noncontrolling interest	198,134	162,043	195,750

Total equity	1,634,368	1,423,727	1,578,594

Total Liabilities and Stockholders’ Equity	$4,346,722	$4,068,754	$4,378,365

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended
	August 31,	August 31,
	2014	2013
Cash Flows From Operating Activities:
Net income	$104,839	$106,889
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,048	14,431
Amortization	8,246	7,882
Deferred income taxes	1,984	(11,505)
Stock-based compensation expense	5,700	4,826
Other	(605)	(701)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(72,292)	(76,455)
(Increase) in inventory	(17,338)	(23,439)
(Increase) in prepaid expenses and other current and long-term assets	(2,307)	(7,201)
(Decrease) in accounts payable	(115,686)	(83,264)
(Decrease) in accrued compensation and benefits	(70,880)	(46,001)
(Decrease) in accrued loss reserves	(8,311)	(499)
(Decrease) in contingent payment		(61,894)
Increase in other accrued liabilities	29,911	47,701
Other	(3,542)	(232)

Cash (Used For) Operating Activities	(125,233)	(129,462)

Cash Flows From Investing Activities:
Capital expenditures	(12,050)	(10,696)
Acquisition of businesses, net of cash acquired	(33,472)	(12,328)
Purchase of marketable securities	(5,034)	(20,152)
Proceeds from sales of marketable securities	7,512	17,786
Other	(319)	3,092

Cash (Used For) Investing Activities	(43,363)	(22,298)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	131,907	53,218
Reductions of long-term and short-term debt	(5,468)	(1,936)
Cash dividends	(31,987)	(29,836)
Repurchase of stock	(4,695)	(4,004)
Payments of acquisition related contingent consideration	(24,750)
Other	244	(2,388)

Cash Provided By Financing Activities	65,251	15,054

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,498)	(1,945)

Net Change in Cash and Cash Equivalents	(107,843)	(138,651)
Cash and Cash Equivalents at Beginning of Period	332,868	343,554

Cash and Cash Equivalents at End of Period	$225,025	$204,903